May 16, 2008

Mr. John W. Gohsman
6504 Crawley Drive
Plano, Texas 75093

Dear John,

It is my pleasure to confirm to you an offer of employment as the President for Global Smoothie Supply, Inc. ("Company"). In this position you will report to the Chairman and Chief Executive Officer. Your anticipated date of hire will be effective as of May 15, 2008 for all purposes except commencement of salary, which shall commence upon receipt of funding by the Company. In the event of a conflict between the terms of this offer of employment and any compensation plan adopted by the Company's Board of Directors, the terms of such plan shall control. Upon your acceptance of this offer, the Board of Directors shall offer you membership on the Board.

1. Compensation
a. Base Compensation: In your capacity as President, your salary will be US$225,000 per year, payable in equal monthly installment, commencing upon the receipt of first funding of at least $2,000,000 from third-party investors.
b. Annual Incentive Compensation: You will be eligible to participate in the Company Incentive Plan according to its terms and conditions if and when adopted by the Board of Directors. In brief, the plan will be based on individual and company performance with a proposal to the Board of Directors including an initial current target of 10% and a maximum potential of 20% of base salary earned for the plan year.
i. Plan Years 2009 and 2010: Your incentive for plan years 2009 and 2010 are guaranteed at 5% of your base salary as earned for each plan year in which established targets are achieved.
ii. Plan Year 2011 and thereafter - Your incentive potential will be based on the standard incentive plan as defined in 1.b. above.
c. Long Term Incentive Compensation: You are eligible for inclusion in a long term incentive plan, which is expected to be funded with up to 10% of the Company's Class ''B'' non-voting shares, the details which will be communicated to you under separate cover once the Board of Directors has adopted such plan. Once adopted, you will be able to exercise 25% of your grant at the end of the first year after the grant and 25% on each anniversary thereafter until fully vested. As severance in the event the Company should terminate your employment other than for cause during your first year of employment, you may exercise one half (1/2) of your first year's grant. Cause shall be limited to matters of moral turpitude.
d. Performance Review: Your first performance review is scheduled for January 1, 2009 and will occur annually thereafter.
e. Salary Review: Your first salary review is scheduled for January 1, 2009 and will occur annually thereafter.
2. Benefits
Through your continued employment, you are eligible to participate in the benefits accorded employees of similar status when such benefits are determined and adopted in a plan by the Board of Directors. The following information provides a brief overview of benefit offerings being considered by the Board of Directors:

1

a. Health Benefits: You and your eligible dependents may enroll in our medical, dental and life insurance plans effective immediately upon adoption of the plan. if any. Your cost for this coverage varies, based upon your individual selections.
b. 401-k: You will be eligible to participate in the Company's 401-k plan, the first quarter following one full year of employment and after adoption of such plan.
c. Vacation Leave: Your vacation benefit will be four weeks per year of employment. The maximum amount of vacation that you may accrue at anyone time is four weeks.
d. Cell Phone and Lap Top: You will be provided with a cell phone and lap top computer for business usage.
e. Perks: The Company intends to offer you such other perks as may be made available by the Board from time to time.
3. Terms and Conditions
a. You shall treat confidentially all non-public information relating to Company and its affiliates and their respective operations, customers and others with whom they deal and not disclose or use such information for your own purposes or those of anyone else.
b. Upon the termination, for any reason, of your employment, you shall not for a period of 1 year thereafter solicit, hire or engage in business with any person who is actively employed by Company or its affiliates. The provisions of the foregoing sentences shall survive any termination of this agreement or your employment.
c. We recognize that you retain the option, as does Company, of ending your employment at any time, with or without notice and with or without cause. As such your employment is at-will and neither this letter nor any other oral or written representations may be considered a contract for any specific period of time.
d. This agreement constitutes the entire agreement between you and Company with respect to the subject matter hereof and may not be modified except by an instrument in writing signed by both parties.
e. This letter and the provisions herein, supersede any and all prior agreements. written or oral.
f. Please sign the duplicate copy of this letter as your formal acceptance and return it to my attention no later than forty five (45) days from the date of this letter, after which date, this offer expires.

John, on behalf of your new colleagues, we look forward to welcoming you as a member of the Company team.

Sincerely,

/s/ David Tiller
Chairman & Chief Executive Officer

GSS

The provisions of this offer of employment have been read, are understood, and the offer is hereby accepted.

/s/ John W. Gohsman
6/20/2009